Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors
Pulse Electronics Corporation:

We consent to the use of our report dated March 13, 2013 with respect to the consolidated balance sheet of Pulse Electronics Corporation and subsidiaries as of December 28, 2012 and the related consolidated statements of operations, comprehensive loss, cash flows, and changes in shareholders' deficit for the year then ended, which report appears in the December 27, 2013 annual report on Form 10-K of Pulse Electronics Corporation.

/s/KPMG LLP

San Diego, California
June 11, 2014